As filed with the Securities and Exchange Commission on November 10, 2004
                                                 Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                                EQUITY ONE, INC.
             (Exact name of registrant as specified in its charter)
                                 --------------

                  Maryland                            52-1794271
        (State or other jurisdiction                (I.R.S. Employer
              of incorporation)                    Identification No.)

                          1696 N.E. Miami Gardens Drive
                        North Miami Beach, Florida 33179
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 (305) 947-1664
                                  Chaim Katzman
                      Chairman and Chief Executive Officer
                          1696 N.E. Miami Gardens Drive
                        North Miami Beach, Florida 33179
                                 (305) 947-1664
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                -----------------

                                    Copy to:

      Arthur L. Gallagher, Esq.                       Ira N. Rosner, Esq.
           General Counsel                         Greenberg Traurig, P.A.
           Equity One, Inc.                         1221 Brickell Avenue
    1696 N.E. Miami Gardens Drive                    Miami, Florida 3131
   North Miami Beach, Florida 33179               Telephone: (305) 579-0500
      Telephone: (305) 947-1664                   Facsimile: (305) 579-0717
      Facsimile: (305) 947-1734

                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.

                              --------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box.[ ]
                              --------------------



                           CALCULATION OF REGISTRATION
----------------------- ---------------------- ------------------------ ---------------------- -----------------------
 Title of each class                              Proposed maximum        Proposed Maximum
 of securities to be        Amount to be         offering price per      Aggregate Offering          Amount of
      registered             Registered               share (1)               Price (1)         registration fee (1)
----------------------- ---------------------- ------------------------ ---------------------- -----------------------
Common stock, $0.01         7,500,000 shares             $20.82          $156,150,000                $19,784.21
par value
----------------------- ---------------------- ------------------------ ---------------------- -----------------------

----------------

(1) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based on the average of the high and low prices reported on the New York Stock Exchange on November 8, 2004.

     Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the prospectus filed as part of this Registration Statement shall also relate to any securities which remain unsold under the Registration Statement on Form S-3 (333-90775) of the Registrant.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2004

PROSPECTUS
                                EQUITY ONE, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                7,516,187 SHARES
                                  COMMON STOCK

                              --------------------

     We are Equity One, Inc., a self-managed real estate investment trust that principally acquires, renovates, develops and manages community and neighborhood shopping centers located predominantly in high growth markets in the southern United States and in the Boston, Massachusetts metropolitan area. These shopping centers are primarily anchored by national and regional supermarket chains or other necessity-oriented retailers such as drug stores or discount retail stores. With this prospectus, we are offering participation in our Dividend Reinvestment and Stock Purchase Plan, as amended, to record holders of our outstanding shares of common stock, par value $.01 per share. The Dividend Reinvestment and Stock Purchase Plan, as amended, is a simple, convenient and low-cost means of investing in our common stock.


                                 PLAN HIGHLIGHTS

     o You may participate in the Plan if you currently own shares of our common stock.

     o Once you are enrolled in the Plan, you may buy additional shares of common stock by automatically reinvesting all or a portion of any cash dividends paid on your shares of common stock. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 100 shares of our common stock.

     o Once you are enrolled in the Plan, you may buy additional shares of our common stock by making optional cash investments from $100 to $10,000 per month on a regular or occasional basis. In our sole discretion, we may permit optional cash investments greater than $10,000 per month.

     o Under the Plan, the purchase price for shares of our common stock that the Administrator purchases directly from us for dividend reinvestments or optional purchases will be the weighted average of the sales prices for our common stock during the five trading days ending on the day immediately prior to the purchase, less any discount established by us, in our sole discretion, and, in the case of waivers of the $10,000 limit, subject to any minimum purchase price established by us; provided however, that in no event will the purchase price for shares of our common stock be less than 95% of the average of the daily high and low sales prices for our common stock on the purchase date. The initial discount rate on dividend reinvestments and optional purchases from $100 to $10,000 per month will be 0%. In our sole discretion, we may change this discount rate by issuing a press release, at least 8 business days prior to the applicable investment date, announcing such a change.

     o Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive any cash dividends paid on your shares of common stock.

     Our shares of common stock are traded on the New York Stock Exchange, or NYSE, under the ticker symbol "EQY." The closing price of our common stock on November 8, 2004 was $20.90 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has determined if this prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

   Investing in our common stock involves risks. You should carefully consider the Risk Factors contained in our most recent Annual Report on Form 10-K incorporated herein by reference.

------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this Prospectus is November __, 2004.

                                Table of Contents

                                                                         Page

SUMMARY OF THE PLAN........................................................4


WHERE YOU CAN FIND MORE INFORMATION........................................6


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................6


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................7


TERMS AND CONDITIONS OF THE PLAN...........................................9


INFORMATION ABOUT EQUITY ONE, INC.........................................26


USE OF PROCEEDS...........................................................26


PLAN OF DISTRIBUTION......................................................27


LEGAL MATTERS.............................................................27


EXPERTS  28


INDEMNIFICATION...........................................................28


                         ------------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

     You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospectus may have changed since that date.

                               SUMMARY OF THE PLAN

     The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

Enrollment:         You can participate in the Plan if you currently own shares of our common stock by completing and submitting the enclosed authorization form. You may also obtain an authorization form from the Plan's administrator, American
                    Stock Transfer & Trust Company. Please see Question 6 set forth in "Terms and Conditions of the Plan" for more detailed information.

Reinvestment of
Dividends:          You can reinvest any cash dividends paid on all or a portion of your shares of common stock. You will be able to purchase additional shares of our common stock by reinvesting your dividends without paying any fees. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 100 shares of common stock. Except for the restrictions contained in our charter on transfer and ownership of common stock described in Question 22, the reinvestment of any cash dividends paid on your shares of common stock is not subject to a maximum limit. Please see Question 6 for more detailed information.

Optional Cash Investments: After you are enrolled in the Plan, you can also buy additional shares of common stock without paying any fees. You can invest from $100 to $10,000 per month on a regular or occasional basis. In our sole discretion, we may approve a written request to waive the $10,000 per month maximum investment amount. Investments of less than $100 and exceeding $10,000, unless we have granted a waiver, will be returned to the participant without interest. Please see Question 6 for more detailed information.

Administration:     American Stock Transfer & Trust Company, a registered
                    transfer agent, initially will serve as the administrator of the Plan. You should send all correspondence with the Administrator to: American Stock Transfer & Trust Company,
                    P.O. Box 922, Wall Street Station, New York, NY 10269-0560.
                    You may call the Administrator at 877-253-6850, or you can send a written request by facsimile to 718-234-1440. Please see Question 4 for more detailed information.

Source of Shares of
Common Stock:       Initially, shares of common stock purchased by the
                    Administrator under the Plan will come from our legally authorized but unissued shares of common stock. However, we may, in our sole discretion, direct the Administrator to purchase shares of common stock in the open market or in privately negotiated transactions with third parties. Please see Question 8 for more detailed information.


Purchase Price:     Under the Plan, the purchase price for shares of our common stock that the

                    Administrator purchases directly from us for dividend reinvestments or optional purchases from $100 to $10,000 per month will equal the weighted average of the sales prices for our common stock during the five trading days ending on the day immediately prior to the purchase, less any discount established by us, in our sole discretion. The initial discount rate on dividend reinvestments and optional purchases from $100 to $10,000 per month will be 0%. In our sole discretion, we may change this discount rate by issuing a press release, at least 8 business days prior to the applicable investment date, announcing such a change. Please see Questions 8 and 11 for more detailed information.

                    Under the Plan, the purchase price for shares of our common stock that the Administrator purchases directly from us for optional purchases greater than $10,000 per month pursuant to a request for waiver approved by us will equal the weighted average of the sales prices for our common stock during the five trading days ending on the day immediately prior to the purchase, subject to, in our sole discretion, any minimum purchase price established by us for, and any discount that we may grant to such participant. Please see Questions 10 and 11 for more detailed information. The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal the weighted average of the purchase prices paid by the Administrator for the shares. Please see Question 8 for more detailed information. However, regardless of the source of shares, in no event will the purchase price for shares of our common stock for dividend reinvestments or optional purchases be less than 95% of the average of the high and low sales prices for our common stock as reported by the NYSE on the purchase date, plus, if the shares are acquired through open market purchases, the per share amount of brokerage commissions or fees paid by us. Participants will incur no brokerage commissions, service charges or other expenses in connection with purchases of common stock under the Plan, except, if the amount of brokerage commissions or fees paid by us caused the 95% purchase price limitation to be met, you would effectively be paying a proportionate share of those commissions and fees equal to the amount that caused the 95% limitation to be met. All costs of administration of the Plan will be paid by us.

Discount Rate:

                    Each month, at least eight business days prior to the applicable investment date, we may in our sole discretion establish a discount from the purchase price that otherwise would be applicable in accordance with the provisions described in this prospectus for any one or more of the following categories of participants: (a) those who reinvest dividends, and (b) those who make optional cash payments in the $100 to $10,000 range. If established, the discount, which can be in a range of 0% to 3%, will apply uniformly to all participants within those categories for such month, but different discounts may be established for each category . The initial discount rate on dividend reinvestments and optional purchases from $100 to $10,000 per month will be 0%. In our sole discretion, we may change this discount rate by issuing a press release, at least 8 business days prior to the applicable investment date, announcing such a change.

                    In addition, we may agree to a discount of up to 3% for any individual participant who requests a waiver to make an optional cash purchase in excess of $10,000, which may be more or less than any applicable discount for the categories noted above, and more or less than any discount granted to any other participant who requests a waiver, in the same or any other period. We may establish any of the discounts noted above in our sole discretion after a review of current market conditions, the level of participation in the Plan, current and projected capital needs, and other factors as appropriate.

Tracking Your Investment: You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account. Please see Question 15 for more detailed information.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain a free copy of our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments to those reports on the day of filing with the SEC on our website at www.equityone.net. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC and which are available at the SEC's website at: http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's website listed above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" some of the documents we file with it into this prospectus, which means:

     o we can disclose important information to you by referring you to those documents;

     o the information incorporated by reference is considered to be part of this prospectus; and

     o later information that we file with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

     o Our Current Reports on Form 8-K or 8-K/A filed on January 6, 2004, March 22, 2004, March 25, 2004, March 31, 2004, July 26, 2004,
          September 22, 2004, November 5, 2004 and November 10, 2004;

     o Our Proxy Statement on Schedule 14A or 14A/A filed on April 26, 2004 and May 6, 2004; and

     o The description of our common stock contained in our Registration Statement on Form 8-A, dated October 15, 1997 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and any amendment or report filed for the purpose of updating any such description.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02 and 7.01 of Form 8-K, which information is not incorporated by reference herein) prior to the termination of this offering, will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

     We will provide without charge to each person, including any stockholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

                                Equity One, Inc.

                          1696 N.E. Miami Gardens Drive
                        North Miami Beach, Florida 33179
                          Attention: Investor Relations
                                 (305) 947-1664


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this prospectus and the information both included and incorporated by reference herein contain "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and are not guarantees of future performance.

     All statements, other than statements of historical facts, are forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "intend," "would be," or "continue" or the negative of these words or other variations or comparable terminology, and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on those statements, which speak only as of the date on which the statement was made.

     Among the factors that could cause actual results to differ materially are:

     o general economic conditions that adversely affect our tenants' businesses, competition and the supply of and demand for shopping center properties in our markets;

     o    interest rate levels and the availability of financing;

     o potential environmental liability and other risks associated with the ownership, development and acquisition of shopping center properties;

     o    risks that tenants will not take or remain in occupancy or pay rent;

     o    greater than anticipated construction or operating costs;

     o    inflationary, deflationary and other general economic trends;

     o management's ability to successfully combine and integrate the properties and operations of separate companies that we have acquired in the past or may acquire in the future;

     o    the effects of hurricanes and other natural disasters; and

     o other risks detailed from time to time in the reports filed by us with the Securities and Exchange Commission.

     Except for our ongoing obligations to disclose material information as required by applicable law, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All of the above factors are difficult to predict, contain uncertainties that may materially affect our actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each factor on our business.

     Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included in this document or in the documents incorporated by reference may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, the inclusion of this information should not be regarded as a representation by us or by any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

                        TERMS AND CONDITIONS OF THE PLAN

     The following constitutes our Dividend Reinvestment and Stock Purchase Plan, as amended, in effect beginning November __, 2004. All references in this prospectus to "common stock" refer to shares of our common stock, par value $.01 per share. Purpose

     1. What is the purpose of the Plan?

     The primary purpose of the Plan is to give our stockholders a convenient and economical way to purchase our common stock and to reinvest all or a portion of their cash dividends in additional shares of common stock. A secondary purpose of the Plan is to provide us with an economical way to raise additional capital for general corporate purposes through sales of common stock to our existing stockholders under the Plan.

Participation Options

     2. What are my investment options under the Plan?

     Once enrolled in the Plan, you may buy shares of common stock through any of the following investment options:

     o Full Dividend Reinvestment. You may reinvest any cash dividends paid on all of your shares of common stock to purchase additional shares of common stock if you have at least 100 shares of common stock in your Plan account. This option also permits you to make optional cash investments to buy additional shares of common stock as described below.

     o Partial Dividend Reinvestment. You may reinvest any cash dividends paid on a specified number of your shares of common stock held in certificate form, provided you have at least 100 shares of common stock in your Plan account. However, you must elect to reinvest the dividends on at least 100 shares of common stock. In addition, dividends on all shares of common stock held in your Plan account will be reinvested. We will continue to pay you any cash dividends on the remaining shares of common stock held in stock certificate form. This option also permits you to make optional cash investments to buy additional shares of common stock as described below.

     o Optional Cash Investments. You may make optional cash investments from $100 to $10,000 per month to buy additional shares of common stock on a regular or occasional basis. You may also request, and in our sole discretion we may approve, a waiver permitting you to make optional cash investments in an amount greater than $10,000 per month. See Question 10 to learn how to request such a waiver. You may elect to make optional cash investments even if you do not elect to reinvest any cash dividends paid on your shares of common stock. We will continue to pay you any cash dividends on the shares of common stock owned by you then or in the future, unless you designate such shares for reinvestment pursuant to the Plan, as noted above.

Benefits and Disadvantages

     3. What are the benefits and disadvantages of the Plan?

     Benefits:

     Before deciding whether to participate in the Plan, you should consider the following benefits of participation in the Plan:

     o The price of shares of common stock purchased by the Administrator under the Plan directly from us for dividend reinvestments and optional purchases from $100 to $10,000 per month will equal the weighted average of the sales prices for our common stock during the five trading days ending on the day immediately prior to the purchase date, less any discount established by us, in our sole discretion; provided however, that in no event will the purchase price for shares of our common stock be less than 95% of the average of the daily high and low sales prices for our common stock on the purchase date.

     o Except for costs related to your voluntary selling of shares of common stock or withdrawal from the Plan, there are no costs associated with the Plan that you must pay. Therefore, you will not pay brokerage commissions or service fees to purchase shares of common stock through the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible.

     o You will realize the convenience of having all or a portion of any of your cash dividends automatically reinvested in additional shares of common stock. Since the Administrator will credit fractional shares of common stock to your Plan account, you will receive full investment of your dividends and optional cash investments.

     o You will have the option of having your stock certificates held for safekeeping by the Administrator, protecting against loss, theft or destruction of the certificates representing your shares of common stock.

     o You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances.

     o You will have the flexibility of making optional cash investments from $100 to $10,000 in any one month to buy additional shares of common stock. You may make these optional cash investments on a regular or occasional basis.

     o At any time, you may direct the Administrator to sell or transfer all or a portion of the shares of common stock held in your Plan account. You will be responsible for any brokerage fees and other expenses associated with the sale.

     Disadvantages:

     Before deciding whether to participate in the Plan, you should consider the following disadvantages of participation in the Plan:

     o Without giving you prior notice, we may direct the Administrator to buy shares of common stock under the Plan either in the open market or in privately negotiated transactions with third parties. The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal the weighted average of the purchase prices paid by the Administrator for the shares. We may also lower or eliminate any discount rate that we have established for shares to be purchased directly from us for future investment periods. As a result, you will not necessarily be entitled to a market discount for shares acquired under the Plan for every investment period.

     o Your reinvestment of cash dividends will result in your being treated for federal income tax purposes as having received on the dividend payment date a dividend equal to the fair market value of our common stock that you received to the extent of our earnings and profits attributable to that distribution. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due.

     o You will not know the actual number of shares of common stock that the Administrator of the Plan buys for your account until on or after the applicable Investment Date (as defined in Question 8).

     o Even if a discount is in effect, because the Administrator of the Plan may buy shares of common stock directly from us for your account at an average price per share, the price paid for such shares on any date may be greater than the price at which shares of common stock are then trading.

     o Because the Administrator of the Plan may sell shares only once per week, sales of shares of common stock held in your Plan account may be delayed.

     o We will not pay interest on funds that we hold pending reinvestment or investment.

     o You may not pledge shares of common stock deposited in your Plan account unless you withdraw those shares from the Plan.

Administration

     4. Who will administer the Plan?

     Administrator. American Stock Transfer & Trust Company or another entity we may designate, will serve as the Administrator of the Plan. The Administrator

     o    acts as your agent;

     o    keeps records of all Plan accounts;

     o    sends your account statements to you;

     o buys and sells, on your behalf, all shares of common stock under the Plan; and

     o    performs other duties relating to the Plan.

     You should send all correspondence with the Administrator to:

                American Stock Transfer & Trust Company
                P.O. Box 922
                Wall Street Station New York, NY 10269-0560
                Telephone: 877-253-6850
                Facsimile: 718-234-1440

     Successor Administrator. We may replace the Administrator with a successor Administrator at any time. The Administrator may resign as Administrator of the Plan at any time. In either such case, we will appoint a successor Administrator, and we will notify you of such change.

Participation

     For purposes of this section, we have based our responses upon the method by which you hold your shares of common stock. Generally, you are either a record owner or a beneficial owner. You are a record owner if you own shares of common stock in your own name. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own; for example, if the shares are held in the name of a broker, bank or other nominee. If you are a record owner, you may participate directly in the dividend reinvestment portion of the Plan, provided you own at least 100 shares of common stock. If you are a beneficial owner, you will have to either coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares of common stock are held or become a record owner by:

     o directing your bank, broker or other nominee in whose name your shares are held to transfer at least one common share to your name, following which you may enroll in the Plan directly and submit an optional cash investment sufficient to increase your Plan account balance to at least 100 shares of common stock; or

     o instructing your broker, bank or other nominee in whose name your shares are held to transfer at least 100 shares of common stock into your name.

     5. Who is eligible to participate in the Plan?

     You may participate in the Plan if you meet the following requirements:

     Minimum Ownership Interest. You may directly join the Plan if you are a registered holder of common stock. If you are a beneficial owner of shares of common stock and wish to participate in the Plan, you should either (1) direct your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name, or (2) arrange with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

     There is no minimum requirement as to the number of shares of common stock that you must hold in your Plan account in order to participate in the optional cash investment portion of the Plan. However, if you wish to reinvest all or a portion of your dividends, you must hold at least 100 shares of common stock in your Plan account.

     Non-transferability of Right to Participate. You may not transfer your right to participate in the Plan to another person.

     Foreign Law Restrictions. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or resident. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

     Exclusion from Plan at Our Election. Notwithstanding any other provision in the Plan, we reserve the right to prevent you from participating in the Plan for any reason. It is in our sole discretion to exclude you from participation in the Plan.

Enrollment

     6. How do I enroll in the Plan?

     If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

     The Authorization Form. To enroll and participate in the Plan, you must complete the enclosed Authorization Form and mail it to the Administrator of the Plan at the address set forth in Question 4. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to participate in the Plan at any time.

     If you are a beneficial owner of common stock and wish to enroll and participate in the Plan, you may do so in one of the following ways:

          a) Request your broker, bank or other nominee in whose name your shares are held to complete and sign a Broker and Nominee Form (please see the "Broker and Nominee Form" below for more information), or

          b) Instruct your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name, following which you may enroll in the Plan directly and submit an optional cash investment sufficient to increase your Plan account balance to at least 100 shares of common stock, or

          c) Instruct your broker, bank or other nominee in whose name your shares are held to transfer at least 100 shares of our common stock to your name, following which you may enroll in the Plan directly.

          Choosing Your Investment Option. When completing the Authorization Form, you should choose one or more of the following three investment options:

     o Full Dividend Reinvestment. This option directs the Administrator to reinvest any cash dividends paid on all of the shares of common stock owned by you then or in the future in additional shares of common stock. To participate in the full dividend reinvestment feature of the Plan you must hold a minimum of 100 shares of common stock in your Plan account. This option also permits you to make optional cash investments to buy additional shares of common stock, as noted below.

     o Partial Dividend Reinvestment. This option directs the Administrator to reinvest any cash dividends paid on a specified number of shares of common stock then owned by you in stock certificate form plus all dividends on shares of our common stock held in your Plan account. We will continue to pay you any cash dividends on the remaining shares of common stock owned by you in stock certificate form. To participate in the partial dividend reinvestment feature of the Plan, you must own a minimum of 100 shares of common stock in stock certificate form, and you must elect to reinvest any dividends on at least 100 shares of such common stock. This option also permits you to make optional cash investments to buy additional shares of common stock, as noted below.

     o Optional Cash Investments. This option permits you to make optional cash investments from $100 to $10,000 per month to buy additional shares of common stock on a regular or occasional basis. You may also request, and in our sole discretion we may approve, a waiver permitting you to make optional cash investments in an amount greater than $10,000 per month. You may elect to make optional cash investments even if you do not elect to reinvest any cash dividends paid on your shares of common stock. We will continue to pay you any cash dividends on the shares of common stock owned by you then or in the future, unless you designate such shares for dividend reinvestment pursuant to the Plan, as noted above.

     You should choose your investment option by checking the appropriate option(s) on the Authorization Form. If you sign and return an Authorization Form without checking an option, the Administrator will choose the "Full Dividend Reinvestment" option and will reinvest all cash dividends on all shares of common stock registered in your name, provided you are the registered holder of at least 100 shares of common stock. If you are not the registered holder of at least 100 shares of common stock, the Administrator will choose the "Optional Cash Investments" option, provided you have enclosed an amount from $100 to $10,000. If you select both Full and Partial Dividend Reinvestment, the Administrator will choose the "Full Dividend Reinvestment" option, provided you are the registered holder of at least 100 shares of common stock.

     The Administrator automatically will reinvest any cash dividends paid on all shares of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all shares of common stock held in your Plan account. The Administrator will credit the common stock purchased with your reinvested dividends to your Plan account.

     Changing Your Investment Option. You may change your investment option by completing and signing a new Authorization Form and returning it to the Administrator of the Plan. The Administrator must receive any such change at least three business days before the record date for a dividend payment in order for the change to become effective for that dividend payment. The Administrator also must receive any change in the number of shares of common stock that you have designated for partial dividend reinvestment at least three business days before the record date for a dividend payment in order to reinvest for the new number of shares on the next Investment Date.

     The Broker and Nominee Form. If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must complete and submit the enclosed Broker and Nominee Form. The Broker and Nominee Form provides the only means by which a broker, bank or other nominee in whose name your shares of common stock are held, may make optional cash investments on your behalf. Your broker, bank or other nominee in whose name your shares of common stock are held must submit a Broker and Nominee Form to the Administrator each time such broker, bank or other nominee in whose name your shares of common stock are held transmits optional cash investments on your behalf. You, your broker, bank or other nominee in whose name your shares of common stock are held may request a Broker and Nominee Form at any time by contacting the Administrator at the address set forth in Question 4. Prior to submitting a Broker and Nominee Form, your broker, bank or other nominee in whose name your shares of common stock are held must have submitted a completed Authorization Form on your behalf. The Administrator must receive the Broker and Nominee Form and appropriate instructions at least three business days before the applicable Investment Date or the optional cash investment will not be invested until the following Investment Date.

     7. When will my participation in the Plan begin?

     The date on which the Administrator receives your properly completed Authorization Form will determine the date on which the Administrator will buy shares of common stock for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends on the Investment Date after receipt of your Authorization Form, provided it receives such Authorization Form at least three business days before the record date set for the related dividend payment.

         If you choose the "Optional Cash Investments" option and wish to invest from $100 to $10,000 in any one month, the Administrator will purchase shares of common stock for you on the Investment Date after receipt of both your Authorization Form and the funds to be invested, provided it receives such Authorization Form and funds on or before the close of business on the sixth business day immediately preceding such Investment Date. If the Administrator receives your Authorization Form and funds for optional cash investment after the sixth business day indicated above but before the Investment Date, then the Administrator will hold your funds, without interest, for investment on the next Investment Date. Please refer to Question 10 if you wish to invest more than $10,000.

     Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

Purchases

     8. How are shares purchased under the Plan?

         Source of the Shares of Common Stock. Initially, shares of common stock purchased by the Administrator under the Plan will come from our legally authorized but unissued shares of common stock. However, we may, in our sole discretion, direct the Administrator to purchase shares of common stock in the open market or in privately negotiated transactions with third parties.

     Investment Dates. When the Administrator purchases shares of common stock from us, such purchases shall be made on either (1) the dividend payment date during any calendar month in which we pay a cash dividend or (2) the last trading day of any calendar month in which we do not pay a cash dividend. This date of purchase is referred to in the Plan as the Investment Date. A trading day is a day on which trades in our shares of common stock are reported on the NYSE.

     If the Administrator is buying shares of common stock for the Plan through open market or privately negotiated transactions, then the Administrator will reinvest dividends or make optional purchases as soon as is practical on or after the applicable Investment Date.

     Dividend Payment Dates. We historically have paid dividends on or about the last business day of each March, June, September and December. In the past, record dates for dividends have preceded the dividend payment dates by approximately two weeks. We cannot assure you that we will continue to pay dividends according to this schedule, and nothing contained in the Plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent the Administrator from buying shares of common stock or interfere with the timing of such purchases.

     We pay dividends as and when authorized by our board of directors and declared by us. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

     Price of Shares of Common Stock. If the Administrator purchases shares of common stock directly from us for dividend reinvestments or optional purchases from $100 to $10,000, then the purchase price for shares of our common stock will equal the weighted average of the sales prices for our common stock during the five trading days ending on the day immediately prior to the applicable Investment Date, less any discount established by us, in our sole discretion as described in Question 11. For both dividend reinvestments and optional purchases, we will calculate the weighted average of the sales prices for any trading day using trading information that we obtain from both public and private sources.

     If the Administrator is buying shares of common stock directly from us through an optional cash investment of greater than $10,000 pursuant to a request for waiver (see Question 10 for how to obtain such a waiver), then the purchase price for shares of our common stock will equal the weighted average of the sales prices for our common stock during the five trading days ending on the day immediately prior to the purchase, subject to, in our sole discretion, any Minimum Waiver Price (as described in Question 10 below) established by us for, and any discount that we may grant to such participant as described in Questions 10 and 11.

     Notwithstanding the foregoing, if the Company has established a Minimum Waiver Price as described in Question 10 below for your optional cash investment of greater than $10,000 and if the purchase price agreed to is less than the Minimum Waiver Price, then the entire optional cash investment greater than $10,000 will be returned to you without interest as described in Question 10 below.

     If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price for the shares equal to the weighted average of the purchase prices paid by the Administrator for the shares, computed to four decimal places. The Administrator will purchase such shares as soon as is practical on or after an Investment Date.

     However, regardless of the source of shares, in no event will the purchase price for shares of our common stock for dividend reinvestments or optional purchases be less than 95% of the average of the high and low sales prices for our common stock as reported by the NYSE on the purchase date, plus, if the shares are acquired through open market purchases, the per share amount of brokerage commissions or fees paid by us.

     Participants will incur no brokerage commissions, service charges or other expenses in connection with purchases of common stock under the Plan, except, if the amount of brokerage commissions or fees paid by us caused the 95% purchase price limitations to be met, you would effectively be paying a proportionate share of those commissions and fees equal to the amount that caused the 95% limitation to be met.

     Number of Shares to be Purchased. If you elect to participate in the Plan by reinvesting your dividends, the Administrator will invest for you the total dollar amount equal to the sum of (1) the dividend on all shares of common stock, including fractional shares, held in your Plan account for which you have requested dividend reinvestment, and (2) any optional cash investments to be made as of that Investment Date. Subject to restrictions contained in our charter on transfer and ownership of common stock described in Question 22, there is no limit on the number of shares of common stock you may purchase through dividend reinvestment. If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments to be made as of that Investment Date. As of any Investment Date, the Administrator will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the fourth decimal place. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.

     Administrator's Control of Purchase Terms. With respect to purchases of common stock that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine the following:

     o    the exact timing of open market purchases;

     o the number of shares of common stock, if any, that the Administrator purchases on any one day or at any time of that day;

     o    the prices for the shares of common stock that the Administrator pays;

     o    the markets on which the Administrator makes the purchases; and

     o the persons, including brokers and dealers, from or through which the Administrator makes such purchases.

     Commingling of Funds. When making purchases for an account under the Plan, the Administrator may commingle your funds with those of other stockholders participating in the Plan.

     9. How do I make optional cash investments?

     You may make optional cash investments at any time if you have submitted a signed Authorization Form or your broker, bank or other nominee has submitted a Broker and Nominee Form, and if you are (1) a registered holder of shares of common stock, or (2) a beneficial owner of shares of common stock and either have directed your broker, bank or other nominee in whose name your shares are held to transfer at least one common share to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

     Subsequent Optional Cash Investments. Once you enroll in the Plan and make an initial investment, whether by dividend reinvestment or optional cash investment, the Administrator will attach an Optional Cash Investment Form to each statement of account it sends to you. To make an optional cash investment once enrolled in the Plan, you should send a properly completed Optional Cash Investment Form and a check or money order (payable to American Stock Transfer & Trust Company) in an amount from $100 to $10,000 to the Administrator at the address set forth in Question 4 by the close of business on the sixth business day preceding an Investment Date.

     If you are a beneficial owner of common stock, you, through your broker, bank or other nominee, must make all optional cash investments through the use of the Broker and Nominee Form, as set forth in Question 6.

     The Administrator will hold, without interest, all optional cash investments that it receives after the close of business on the sixth business day before an Investment Date and before the next Investment Date. The

     Administrator will invest such held-over funds on the next Investment Date, provided that the next Investment Date falls within 35 or fewer days. If the next Investment Date will occur in more than 35 days, then the Administrator will return such funds to you, without interest.

     Minimum and Maximum Limits. For any Investment Date on which you choose to make an optional cash investment, you must invest at least $100 but not more than $10,000. You may invest an amount greater than $10,000 in any month if you obtain a prior written waiver from us to do so. See Question 10 to learn how to request a waiver.

     Items to Remember when Making Optional Cash Investments. When making your optional cash investment, you should consider the following:

     o All optional cash investments must equal at least $100 but not more than $10,000 per month;

     o    You do not have to make an optional cash payment in any month;

     o    You do not have to send the same amount of cash payment each month;

     o    You must make all optional cash investments in United States dollars;
          and

     o You must send optional cash investments in the form of a check or money order payable to American Stock Transfer & Trust Company. Do not send cash.

     Refunds of Uninvested Optional Cash Investments. To obtain a refund of optional cash investment funds which the Administrator has not yet invested, you must send a written request to the Administrator at the address set forth in Question 4. The Administrator must receive your request no later than three business days prior to the Investment Date in order to refund your money for such Investment Date.

     Interest on Optional Cash Investments. You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator as close as possible to the sixth business day preceding the next Investment Date. You should contact the Administrator if you have any questions regarding these dates.

     10.  How do I make an optional cash investment over $10,000 per month?

     If you wish to make an optional cash investment in excess of $10,000 for any Investment Date, you must obtain our prior written approval, including our stipulation of a Minimum Waiver Price (as described in this Question 10 below) and our agreement to any discount from market prices (as described in Question 11 below) if applicable. Our approval will be granted or denied, in whole or in part, in our sole discretion. To make a request for waiver, you should complete the enclosed Request for Waiver Form and send it to our Chief Financial Officer via facsimile at (305) 947-1734 no later than seven business days preceding the applicable Investment Date. If we have approved your request for waiver, then you must send to the Administrator a copy of our written waiver approval along with your optional cash investment of greater than $10,000. The Administrator must receive your optional cash investment in good funds pursuant to a Request for Waiver by the close of business six business days preceding the applicable Investment Date. Please see Question 9 for other provisions relating to optional cash investments.

     We have the sole discretion to approve any request to make an optional cash investment in excess of the $10,000 maximum allowable amount. We may grant such requests for waiver in order of receipt or by any other method that we determine to be appropriate. We may grant waivers for certain stockholders and deny waivers for other stockholders, in our sole discretion. We may agree to a Minimum Waiver Price (as described in this Question 10 below) with one stockholder and agree to a different Minimum Waiver Price with another stockholder. We may grant a discount to certain stockholders and grant a different discount or deny discounts to other stockholders, in our sole discretion as described in Question 11 below. We also may grant, in our sole discretion, the waiver for the entire requested amount or a portion of the requested amount. In deciding whether to approve your request for waiver and the terms upon which such waiver may be made, we may consider, among other things, the following factors:

     o whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

     o    our need for additional funds;

     o our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

     o    the purchase price likely to apply to any sale of common stock;

     o    the extent and nature of your prior participation in the Plan;

     o the number of shares of common stock you hold of record or beneficially; and

     o the total amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted for that Investment Date.

     If you do not receive a timely response from us in connection with your request for waiver, your request for waiver will be deemed denied.

     Minimum Waiver Price. We may, in our sole discretion, set a minimum price per share (the "Minimum Waiver Price") with respect to any shares of common stock purchased by the Administrator from us for optional cash investments made pursuant to requests for waiver that have been approved by us. We will determine whether to set a Minimum Waiver Price, and, if so, the respective amount for each such individual participant, at the time we consider a request for waiver. We will notify the Administrator of the Minimum Waiver Price applicable to each individual participant, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors, as appropriate.

     The Minimum Waiver Price, if any, for any individual participant shall be a dollar amount that the weighted average of the sales prices during the five trading days immediately prior to the applicable Investment Date must equal or exceed. A trading day is a day on which trades in our shares of common stock are reported on the NYSE. If the weighted average of the sales prices during the five trading days immediately prior to the applicable Investment Date does not equal or exceed the Minimum Waiver Price, then we will return to you the entire amount of the optional cash investment that exceeds $10,000 without interest. We will calculate the weighted average of the sales prices using trading information that we obtain from the NYSE and other sources that we deem reliable. Notwithstanding the foregoing, the purchase price as determined less the discount, if any, must not be less than 95% of the average of the high and low sales prices for our common stock as reported by the NYSE on the purchase date, or we will return to you the entire amount of the optional cash investment that exceeds $10,000 without interest.

     The establishment of the Minimum Waiver Price applies only to optional cash investments made pursuant to a request for waiver. Setting a Minimum Waiver Price for any individual participant will not affect the setting of a Minimum Waiver Price for any other individual participant. In addition, we may waive our right to set a Minimum Waiver Price for any individual participant. However, you may contact our Chief Financial Officer on or after the Minimum Waiver Price Date (indicated on "Calendar of Expected Events" attached as Exhibit B to this prospectus) at (305) 947-1664 to learn whether a Minimum Waiver Price may be applied to your optional cash investment made pursuant to a request for a waiver.

     11. How do you determine the discount rate for purchases of shares of common stock directly from the company?

     Each month, at least eight business days prior to the applicable investment date, we may in our sole discretion establish a discount from the purchase price that otherwise would be applicable in accordance with the provisions described in Question 8 for any one or more of the following categories of participants:
(a) those who reinvest dividends, and (b) those who make optional cash payments in the $100 to $10,000 range. If established, the discount, which can be in a range of 0% to 3%, will apply uniformly to all participants within those categories for such month, but different discounts may be established for each category. The initial discount rate on dividend reinvestments and optional purchases from $100 to $10,000 per month will be 0%. In our sole discretion, we may change this discount rate by issuing a press release, at least 8 business days prior to the applicable investment date, announcing such a change.

     In addition, we may grant a discount to any individual participant who requests a waiver to make an optional cash payment in excess of $10,000, which may be more or less than any applicable discount for the categories noted above, and more or less than any discount granted to any other participant who requests a waiver, in the same or any other period. We will notify the Administrator of any discount we grant to any individual participant.

     We may establish any of the discounts noted above in our sole discretion after a review of current market conditions, the level of participation in the Plan, current and projected capital needs, and other factors as appropriate including those described in Question 10.

     12. What if I have more than one account?

     For purposes of the limitations discussed in Question 10, we may aggregate all optional cash investments for Plan participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

     For purposes of the Plan, we may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 (for dividend reinvestment) or 35 (for optional cash investment) days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

Certificates

     13. Will I receive certificates for shares purchased?

     Safekeeping of Certificates. Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the Administrator purchases for your account under the Plan in your name. The Administrator will credit such shares to your Plan account in "book-entry" form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

     You also may send to the Administrator for safekeeping all certificates for shares of common stock which you hold. The Administrator will credit the shares of common stock represented by such certificates to your account in "book-entry" form and will combine such shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 14 to learn how to sell your shares of common stock under the Plan.

     You may deposit certificates for shares of common stock into your account regardless of whether you have previously authorized reinvestment of dividends. The Administrator automatically will reinvest all dividends on any such shares deposited in accordance with the Plan, unless you have instructed the Administrator otherwise.

     To deposit certificates for safekeeping under the Plan, you should send your share certificates, in non-negotiable form, to the Administrator by insured mail at the address specified in Question 4. You may withdraw any shares deposited for safekeeping by mailing a written request to the Administrator.

     Issuance of Certificates. Upon your written request to the Administrator or upon our termination of the Plan or your participation in the Plan, the Administrator will issue and deliver to you certificates for all whole shares of common stock credited to your Plan account. The Administrator will not issue certificates for fractional shares of common stock. The Administrator will handle such requests at no cost to you. The Administrator will continue to credit any remaining whole or fractional shares of common stock to your account.

     Effect of Requesting Certificates in Your Name. If you request a certificate for whole shares of common stock held in your account, either of the following may occur:

     o If you maintain an account for reinvestment of dividends, then the Administrator will continue to reinvest all dividends on the shares of common stock for which you requested a certificate so long as such shares remain registered in your name; or

     o If you maintain an account only for optional cash investments, then the Administrator will not reinvest dividends on shares of common stock for which you requested a certificate unless and until you submit an Authorization Form to authorize reinvestment of dividends on the shares registered in your name.

     Transfer Restrictions. You may not pledge, sell or otherwise transfer shares of common stock credited to your Plan account. If you wish to pledge, sell or transfer the shares, you must first request that we issue a certificate for the shares in your name. Please also see Question 22 which describes certain provisions of our charter which restrict transfer and ownership of shares.

Sale of Shares

     14. How do I sell shares?

     Sale of Shares Held in Your Account. You may request in writing at any time that the Administrator sell all or any part of the shares of common stock held in your Plan account. After receipt of your written request, the Administrator will sell such shares through a designated broker or dealer. The Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. The Administrator must receive your written instructions at least 48 hours prior to the sale. The Administrator will sell shares at least once per week at then current market prices through one or more brokerage firms.

     If you sell or transfer only a portion of the shares of common stock in your Plan account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends, provided that you satisfy the 100 share minimum dividend reinvestment eligibility threshold in your Plan account. The Administrator will continue to reinvest the dividends on the shares of common stock credited to your account unless you notify the Administrator that you wish to withdraw from the Plan.

     Costs of Selling Shares. The Plan requires you to pay all costs associated with the sale of your shares of common stock under the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

     Sale of Fractional Shares Held in Your Plan Account. The Administrator will not sell a fractional share of common stock unless you request that the Administrator sell (or withdraw via a certificate issuance) all shares of common stock held in your Plan account.

     Termination of Your Account upon Sale of All Shares. If the Administrator sells all shares of common stock held in your Plan account, the Administrator will automatically terminate your account. In such case, you will have to complete and file a new Authorization Form to again participate in the Plan.

Reports

     15. How will I keep track of my investments?

     Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

     o    total cash dividends received;

     o    total optional cash investments received;

     o total number of shares of common stock purchased (including fractional shares);

     o    price paid per share of common stock;

     o    date of share purchases; and

     o    total number of shares of common stock in your Plan account.

     You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.

Withdrawal

     16. How would I withdraw from participation in the Plan?

     Withdrawal from the Plan. You may withdraw from the Plan at any time. In order to withdraw from the Plan, you must provide written notice instructing the Administrator to terminate your account. The Administrator must receive notice at least three business days before the record date for any dividend payment in order to terminate your Plan account prior to the dividend payment date. If your request to withdraw from the Plan is received by the Administrator after the sixth business day before the dividend payment date, then your withdrawal request will be processed by the Administrator following completion of the reinvestment of your proceeds of the upcoming cash dividend, in accordance with your existing instructions.

     Costs of Withdrawal from the Plan. The Plan requires you to pay all costs associated with your withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

     Issuance of Stock Certificates upon Withdrawal from the Plan. Upon termination of your Plan account, the Administrator will issue to you stock certificates for any whole shares of common stock in your account. The Administrator will convert to cash any fractional share held in your account at the time of termination at the then current market price of the common stock. After the Administrator terminates your account, we will pay to you all cash dividends on shares of common stock owned by you unless you rejoin the Plan.

     Selling Shares upon Withdrawal from the Plan. As an alternative to receiving stock certificates, upon termination of your Plan account you may request in writing that the Administrator sell all or a portion of the shares of common stock (both whole and fractional) in your account. If you instruct the Administrator only to sell a portion of your shares of common stock, then the Administrator will issue a certificate to you for the remaining shares. The Administrator will mail a check to you for the proceeds of the sale, less applicable brokerage commissions, service charges and applicable taxes.

     Rejoining the Plan after Withdrawal. After you withdraw from the Plan, you may again participate in the Plan at any time by filing a new Authorization Form with the Administrator. However, the Administrator has the right to reject such Authorization Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator's exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term stockholder investment service.

Tax Considerations

     17. What are the income tax consequences for participants in the Plan?

     You are encouraged to consult your personal tax advisers with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions and optional purchases of common stock under the Plan, your tax basis and holding period for common stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, and is not tax advice. In particular, this summary generally does not address tax consequences to persons who are not United States persons. In general, a United States person is a citizen or individual resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in the United States or under the laws of the United States or of any state or the District of Columbia, an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. Partners in partnerships that hold shares of common stock and participate in the plan should consult their own tax advisers regarding their tax consequences.

     In the case of common stock purchased by the Administrator from us, you will be treated for federal income tax purposes as having received a distribution equal to the fair market value, as of the Investment Date, of the common stock purchased with reinvested distributions. The discount will be treated as being part of the distribution received. With respect to common stock purchased by the Administrator in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated in somewhat similar situations that the amount of distribution you receive would include the fair market value of the common stock purchased with reinvested distributions and a pro rata share of any brokerage commission or other related charges paid by us in connection with the Administrator's purchase of the common stock on your behalf. As in the case of nonreinvested cash distributions, the distributions described above will constitute taxable dividends to you to the extent of our current and accumulated earnings and profits allocable to the distributions, and any excess distributions will constitute a return of capital that reduces the basis of your common stock and gain to the extent the excess distribution exceeds your tax basis in your common stock. In addition, if we designate part or all of our distributions as capital gain distributions, you would treat those designated amounts as long-term capital gains. Dividends that we pay are not eligible for the dividends received deduction otherwise generally available to a stockholder that is a corporation.

     Your tax basis in your common stock acquired under the Plan will generally equal the total amount of distributions you are treated as receiving, as described above. Your holding period in your common stock generally begins on the day following the date on which the common stock is credited to your Plan account.

     18. What are the tax consequences of optional cash payments?

     The Internal Revenue Service has indicated in somewhat similar situations that if you make an optional cash purchase of common stock under the Plan you will be treated as having received a distribution equal to the excess, if any, of the fair market value on the Investment Date of the common stock over the amount of the optional cash payment you made. Also, if the common stock is acquired by the Administrator in an open market transaction or in a negotiated transaction with third parties, then the Internal Revenue Service may assert that you will be treated as receiving a distribution equal to a pro rata share of any brokerage commission or other related charges paid by us on your behalf. The Plan provides that we will pay those amounts for both the reinvestment of distributions and purchases of common stock with optional cash payments. Any distributions that you are treated as receiving, including any discount, would be taxable income or gain or reduce basis in your common stock, or some combination thereof, under the rules described above.

     In several private letter rulings, the Internal Revenue Service has held that a stockholder who participated in both the dividend reinvestment and stock purchase aspects of a dividend reinvestment and cash option purchase plan offered by a REIT under which stock could be acquired at a discount, would be treated in the case of a cash option purchase as having received at the time of the purchase a distribution from the REIT, taxable to the stockholder in the manner described above in an amount equal to the amount of the discount, but that a stockholder who participated solely in the cash purchase part of the plan would not be treated as having received a distribution of the discount amount and, therefore, would realize no income attributable to the discount.

     Your tax basis in common stock acquired through an optional cash purchase under the Plan generally will equal the total amount of distributions, if any, you are treated as receiving, as described above, plus the amount of the optional cash payment. Your holding period for common stock purchased under the Plan generally will begin on the day following the date on which common stock is credited to your Plan account.

     19. How are administrative expenses treated?

     Although the matter is not free from doubt, based on certain private letter rulings obtained by other taxpayers, we intend to take the position that administrative expenses of the Plan that we pay do not give rise to constructive distributions to you.

     20. What are the tax consequences of dispositions?

     When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. You may recognize a gain or loss upon receipt of a cash payment for a fractional share of common stock credited to your Plan account or when the common stock held in your account is sold at your request. You may also recognize a gain or loss upon your disposition of common stock you receive from the Plan. The amount of any gain or loss you recognize will be the difference between your amount realized, generally the amount of cash you receive, for the common stock and your tax basis in the common stock. Generally, gain or loss recognized on the disposition of common stock acquired under the Plan will be treated for federal income tax purposes as capital gain or loss if you do not hold the common stock as a dealer. The capital gain or loss will be taxed as long-term capital gain or loss if your holding period for the common stock exceeds one year.

     21. How are backup withholding and information reporting provisions applied to you?

     In general, any distribution reinvested under the Plan is not subject to federal income tax withholding. The Administrator or we may be required, however, to deduct as "backup withholding" at rates described below a portion of all distributions paid to you, regardless of whether those distributions are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of common stock held in your Plan account. The backup withholding rate is 28%. You are subject to backup withholding if (1) you fail to properly furnish the Administrator and us with your correct taxpayer identification number ("TIN"), (2) the Internal Revenue Service notifies the Administrator that the TIN you furnished is incorrect, (3) the Internal Revenue Service notifies the Administrator or us that backup withholding should be commenced because you failed to report on your tax return certain amounts paid to you, or (4) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Plan. Therefore, if you are subject to backup withholding, your distributions to be reinvested under the Plan will be reduced by the backup withholding amount. The withheld amounts constitute a credit on your federal income tax return or may be refundable. Backup withholding will not apply, however, if you (1) furnish a correct TIN and certify that you are not subject to backup withholding on Internal Revenue Service Form W-9 or an appropriate substitute form, (2) provide a certificate of foreign status on Internal Revenue Service Form W-8BEN or an appropriate substitute form or (3) are otherwise exempt from backup withholding.

     The Administrator will send a Form 1099-DIV to you and to the Internal Revenue Service after the end of each year, reporting all dividend income you received during the year on your common stock. If you sell any common stock through the Plan, the Administrator will send a Form 1099-B to you and to the Internal Revenue Service after the end of each year, showing the total proceeds of the transactions.

     22. Is there any limit on the amount of common stock I can purchase pursuant to the Plan?

     For us to qualify as a real estate investment trust for federal income tax purposes, no more than 50% in value of our outstanding stock may be actually and/or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year or during a proportionate part of a short taxable year (the "Closely-Held Requirement"), and our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year (the "100 Stockholder Requirement"). Our charter contains an ownership restriction (the "Ownership Limitation") to help ensure compliance with these requirements. The Ownership Limitation provides that no holder of our stock may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 9.9% by value or number, whichever is more restrictive, of our outstanding stock. Our board of directors may exempt a stockholder from the Ownership Limitation if the stockholder presents evidence satisfactory to the board of directors or our tax counsel that the ownership of our common stock by the stockholder will not then or in the future jeopardize our status as a real estate investment trust. As a condition of the exemption, a stockholder must give us written notice of the proposed transaction and must furnish those opinions of counsel, affidavits, undertakings, agreements and information as the board of directors may require, no later than the fifteenth day prior to any transaction which, if consummated, would result in the stockholder having the direct or beneficial ownership of shares in excess of the Ownership Limitation. The Ownership Limitation will not apply if the board of directors determines that it is no longer in our best interests to continue to qualify as a real estate investment trust.

     Any acquisition of shares of our common stock under the Plan, whether a reinvestment of dividends or an optional cash investment, is subject to being voided, ab initio, in the event that acquisition would result in a violation of the Ownership Limitation, Closely-Held Requirement or 100 Stockholder Requirement. If your acquisition is voided, you will receive in cash any dividends that were to be reinvested and a refund of any optional cash payment, in either case without interest.

Other Provisions

     23. How can I vote my shares?

     We will send you proxy materials for any meeting of stockholders in order to vote all shares of common stock credited to your account. You may vote your shares of common stock either by designating the vote of such shares by proxy or by voting such shares in person at the meeting of stockholders.

     24. What are the costs of the Plan?

     You will not pay any brokerage commissions and service charges in connection with the purchase of shares of common stock under the Plan, except that if the amount of brokerage commissions or fees paid by us causes the 95% purchase price limitation that is described in the answer to Question 8 to be met, you would effectively be paying a proportionate share of those commissions and fees equal to the amount that causes the 95% limitation to be met. You will be responsible for any fees payable in connection with your sale of shares or voluntary or involuntarily withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

     All costs of administration of the Plan will be paid by us.

     25. What are your and the Administrator's responsibilities?

     We, the Administrator and any of our agents, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (1) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator's receipt of notice in writing of such death; (2) relating to the prices and times at which the Administrator buys or sells shares of common stock for your account; or (3) relating to any fluctuation in the market value of the common stock.

     We, the Administrator and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable law, including federal securities laws. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. None of our directors, officers or stockholders will have any personal liability under the Plan.

     26. How will a stock split or a rights offering affect my Plan account?

     Effect of a Stock Split. We will adjust your account to reflect any stock split or dividend payable in shares of common stock. In such event, the Administrator will receive and credit to your Plan account the applicable number of whole and/or fractional shares of common stock.

     Effect of a Rights Offering. If we have a rights offering in which we issue separately tradable and exercisable rights to registered holders of shares of common stock, we will transfer the rights attributable to whole shares of common stock held in your Plan account to you as soon as practicable after we issue such rights. The Administrator will sell rights attributable to fractional shares of common stock and will treat the proceeds as optional cash payments on the next Investment Date.

     27. Can I pledge my shares under the Plan?

     You may not pledge any shares of common stock credited to your Plan account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the Plan. See Question 14 to learn how to sell your shares under the Plan.

     28. How can I transfer my shares?

     You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise by mailing to the Administrator, at the address in Question 4, a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. You also must mail to the Administrator an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your shares.

     You also may transfer ownership of all or part of the shares of common stock held in your Plan account into the account of another person within the Plan. To complete such a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your shares.

     29. Can the Plan be amended, modified, suspended or terminated?

     Although we expect to continue the Plan indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will provide advanced public notification in writing of any modifications made to the Plan.

     30. What happens if you terminate the Plan?

     If we terminate the Plan, you will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional share of common stock valued at the then current market price and any uninvested dividends or optional cash investments held in your account.

     31. Are there any risks associated with the Plan?

     Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price with respect to shares of common stock purchased under the Plan. We encourage you to carefully consider the various risks associated with an investment in our common stock set forth in "Risk Factors" contained in our most recent Annual Report on Form 10-K incorporated herein by reference.

     32. How will you interpret and regulate the Plan?

     We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Administrator.

     33. What law governs the Plan?

     The laws of the State of Maryland will govern the terms, conditions and operation of the Plan.

     34. Where will notices be sent?

     The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing of any change of address.

                       INFORMATION ABOUT EQUITY ONE, INC.

     We are a self-managed real estate investment trust that principally acquires, renovates, develops and manages community and neighborhood shopping centers located predominantly in high growth markets in the southern United States and in the Boston, Massachusetts metropolitan area. These shopping centers are primarily anchored by national and regional supermarket chains or other necessity-oriented retailers such as drug stores or discount retail stores.

     Our executive offices are located at 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179 and our telephone number is (305) 947-1664.

                                 USE OF PROCEEDS

     We will receive proceeds from the sale of shares of common stock that the Administrator purchases directly from us. We will not receive proceeds from the sale of shares of common stock that the Administrator purchases in the open market or in privately negotiated transactions. We will use the proceeds from the sale of the shares of common stock that the Administrator purchases directly from us for general corporate purposes. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the Plan.

                              PLAN OF DISTRIBUTION

     Except to the extent the Administrator purchases shares of common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of common stock acquired under the Plan. The shares, including shares acquired pursuant to requests for waivers, may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. Our common stock is currently listed on the NYSE.

     Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a request for waiver, we may consider relevant factors including, among other things:

     o whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

     o    our need for additional funds;

     o our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

     o    the purchase price likely to apply to any sale of common stock;

     o the extent and nature of or participant's prior participation in the Plan;

     o    the number of shares of common stock a participant holds of record;
          and

     o the total amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted.

     We may sell shares of common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Securities Exchange Act of 1934, as amended, would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any the person regarding the person's purchase, resale or distribution of shares. Under certain circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to requests for waivers.

     Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase shares of common stock under the Plan. You will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

                                  LEGAL MATTERS

     Our special Maryland counsel, Venable LLP, has issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered pursuant to the Plan. Our counsel, Greenberg Traurig, P.A., has issued an opinion to us regarding certain tax matters.

                                     EXPERTS

     The consolidated financial statements incorporated in this registration statement by reference from the Company's Current Report on Form 8-K dated November 10, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statement schedule incorporated in this registration statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The statements of revenues and certain operating expenses of Westgate Marketplace and the Boston Properties incorporated in this registration statement by reference from the Company's Current Report on Form 8-K dated November 5, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

     The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law. This provision does not limit our ability, or our stockholders ability, to obtain other relief, such as an injunction or rescission.

     Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or any individual who, while serving as one of our directors, and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws also permit us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our employees or agents, or employees or agents of one of our predecessors.

     Maryland law requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law also permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon our receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

     We have entered into indemnification agreements with each member of our board of directors. The indemnification agreements require, among other things, that the Registrant indemnify to the fullest extent permitted by law and advance to each indemnified director all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, we must also indemnify and advance all expenses incurred by an indemnified director seeking to enforce his or her rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

                                       A-1
                                    EXHIBIT A

                           PLAN SERVICE FEES SCHEDULE


Enrollment Fee for New Investors....................No Charge

Initial Purchase of Shares..........................No Charge(2)

Sale of Shares (partial or full) (1)
     Transaction Fee................................$15.00 per sale transaction
     Trading Fee....................................$0.10 per share

Reinvestment of Dividends...........................No Charge(2)

Optional Cash Purchases.............................No Charge(2)

Gift or Transfer of Shares..........................No Charge

Safekeeping of Stock Certificates...................No Charge

Certificate Issuance................................No Charge

Returned Checks for Insufficient Funds..............$25.00 per item

Duplicate Statements
     Current Year...................................No Charge
     Prior Year(s)..................................$20.00 per year requested

-----------------------------------------------------------

(1) The Administrator will deduct the applicable fees from the proceeds of a sale.

(2) Under certain circumstances if the Administrator purchases shares of common stock in open market transactions, you may effectively be paying a portion of the brokerage commissions and fees. See Question 8.




We reserve the right to amend or modify this Plan Service Fees Schedule at any time.


                                    EXHIBIT B

                           CALENDAR OF EXPECTED EVENTS


  Minimum Waiver
 Price/Discount            Request For Waiver          Optional Investment
   Set Date (1)                 Due Date                  Due Date (2)            Investment Date (3)
------------------------   -----------------------   ----------------------   ------------------------
November 17, 2004           November 18, 2004         November 19, 2004        November 30, 2004
December 20, 2004 (3)       December 21, 2004 (3)     December 22, 2004 (3)    December 31, 2004 (3)
January 19, 2005            January 20, 2005          January 21, 2005         January 31, 2005
February 15, 2005           February 16, 2005         February 17, 2005        February 28, 2005
March 18, 2005 (3)          March 21, 2005 (3)        March 22, 2005 (3)       March 31, 2005 (3)
April 19, 2005              April 20, 2005            April 21, 2005           April 29, 2005
May 18, 2005                May 19, 2005              May 20, 2005             May 31, 2005
June 20, 2005 (3)           June 21, 2005 (3)         June 22, 2005 (3)        June 30, 2005 (3)
July 19, 2005               July 20, 2005             July 21, 2005            July 29, 2005
August 19, 2005             August 22, 2005           August 23, 2005          August 31, 2005
September 20, 2005 (3)      September 21, 2005 (3)    September 22, 2005 (3)   September 30, 2005 (3)
October 19, 2005            October 20, 2005          October 21, 2005         October 31, 2005
November 17, 2005           November 18, 2005         November 21, 2005        November 30, 2005
December 19, 2005 (3)       December 20, 2005 (3)     December 21, 2005 (3)    December 30, 2005 (3)

--------------------------------------------------------------------------------

(1) The Minimum Waiver Price and Discount, if any, will be established eight business days prior to the applicable Investment Date. The Minimum Waiver Price only applies to purchases made pursuant to an approved Request for Waiver.

(2) Payment for any optional cash investments must be received by the Administrator by the close of business on the sixth business day immediately preceding the applicable Investment Date.

(3) Based upon our historical dividend payment dates, we may pay common stock dividends in this month. If our board of directors authorizes and we declare the common stock dividend payments for this month, then the Investment Date will be the dividend payment date in this month, and the Minimum Waiver Price/Discount Set Date, Request for Waiver Due Date and Optional Cash Investment Due Date will be adjusted accordingly.

                               U.S. EQUITY MARKETS
                          CLOSED AFTER NOVEMBER 1, 2004



Thanksgiving Day..........................................     November 25
Christmas Day (observed)..................................     December 24

                               U.S. EQUITY MARKETS
                                 CLOSED IN 2005


New Years Day (Saturday)..................................       January 1
Martin Luther King Jr. Day................................      January 17
Washington's Birthday (observed)..........................     February 21
Good Friday...............................................        March 25
Memorial Day..............................................          May 30
Independence Day .........................................          July 4
Labor Day.................................................     September 5
Thanksgiving Day..........................................     November 24
Christmas Day (observed)..................................     December 26

                        7,516,187 Shares of Common Stock



                                EQUITY ONE, INC.




                              Dividend Reinvestment
                                       and
                               Stock Purchase Plan

                           ---------------------------
                                   PROSPECTUS
                           ---------------------------





================================================================================




                                November __, 2004
================================================================================

                               AUTHORIZATION FORM
                                EQUITY ONE, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


To: American Stock Transfer & Trust Company
    P.O. Box 922
    Wall Street Station
    New York, NY 10269-0560

    Telephone: (877) 253-6850
    Fax Number: (718) 234-1440

INSTRUCTIONS
------------

     This form is to be used only by Equity One, Inc. stockholders to indicate their interest in participating in the Equity One, Inc. Dividend Reinvestment and Stock Purchase Plan. This form will not be accepted by the Administrator unless it is completed in its entirety and is accompanied by the full amount of the optional cash investment, if any.

     The Participant submitting this form hereby certifies that (i) the information contained herein is true and correct as of the date of this form; and (ii) the Participant has received a copy of the Prospectus, dated November __, 2004, relating to the Plan and agrees to abide by its provisions. If you are electing to make an optional cash investment, it must be at least $100. If your optional cash investment is in excess of $10,000, you must submit a Request for Waiver Form with this form. If your shares are held in your name by a securities depository and you are making an optional cash investment, you must submit a Broker and Nominee Form with this form.

     I wish to participate in the Equity One, Inc. Dividend Reinvestment and Stock Purchase Plan as follows (mark an "X" on the appropriate line(s)):


____ FULL DIVIDEND REINVESTMENT. I want to reinvest the cash dividends on all shares now or hereafter registered in my name and on all shares held for me by the Administrator. I may also elect to make an optional cash investment, as noted below.

____    PARTIAL DIVIDEND REINVESTMENT. I want to reinvest the cash dividends on
        _______ shares registered in my name and want to receive cash dividends on the rest of my shares. I understand that cash dividends on all shares held for me by the Administrator will be reinvested in shares. I may also elect to make an optional cash investment, as noted below.

____ OPTIONAL CASH INVESTMENT. I want to make an optional cash investment. I understand that you will continue to pay me cash dividends on the shares of common stock owned by me now or in the future, unless I have designated such shares for dividend reinvestment, as noted above.



---------------------------------------------------      ----------------------
NAME OF PARTICIPANT (MUST MATCH PRINTED NAME BELOW)      SOCIAL SECURITY NUMBER


---------------------------------------------
ADDRESS OF PARTICIPANT


----------------------------------------------------------------------
OPTIONAL CASH INVESTMENT AMOUNT, IF ANY


                     -------- CHECK   ------- MONEY ORDER      -------------
                     MANNER OF PAYMENT (MARK ONE)              TODAY'S DATE


---------------------------------------           -----------------------------
PARTICIPANT (SIGNATURE)                           PARTICIPANT (PRINT NAME)

                             BROKER AND NOMINEE FORM

                                EQUITY ONE, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


To: American Stock Transfer & Trust Company
    P.O. Box 922
    Wall Street Station
    New York, NY 10269-0560

Telephone: (877) 253-6850
Fax Number: (718) 234-1440

INSTRUCTIONS

This form is to be used by a broker, bank or other nominee submitting an optional cash investment on behalf of a Participant whose shares are held in the name of a securities depository, as provided for in the Prospectus, dated November __, 2004, for the Equity One, Inc. Dividend Reinvestment and Stock Purchase Plan. A new form must be completed each month an optional cash investment is submitted. This form will not be accepted by the Administrator unless it is completed in its entirety and is accompanied by the full amount of the optional cash investment, if any.

The broker, bank or other nominee submitting this form hereby certifies that (i) the information contained herein is true and correct as of the date of this form; (ii) a current copy of the Prospectus has been delivered to the Participant; and (iii) the optional cash investment amount specified below is not less than $100 nor greater than $10,000 (unless a completed Request for Waiver Form accompanies this Broker and Nominee Form). Shares issued upon request will be registered in the nominee name of the respective depository.


---------------------------------------------------      -- --------------------
NAME OF PARTICIPANT (MUST MATCH PRINTED NAME BELOW)      SOCIAL SECURITY NUMBER


-------------------------------------------------------------------------------
ADDRESS OF PARTICIPANT


-------------------------------------------    -------------------------------
NAME OF SECURITIES DEPOSITORY                  PARTICIPANT ACCOUNT NUMBER AT
                                               DEPOSITORY


-------------------------------------------    -------------------------------
BROKER/NOMINEE CONTACT                         BROKER/NOMINEE TELEPHONE NUMBER


-----------------------------------------------       ------------------------
SHARES HELD WITH DEPOSITORY AS OF RECORD DATE         TODAY'S DATE


                                               ------- CHECK ------- MONEY ORDER
OPTIONAL CASH INVESTMENT AMOUNT, IF ANY        MANNER OF PAYMENT (MARK ONE)


-------------------------------------------           -------------------------
PARTICIPANT (SIGNATURE)                               PARTICIPANT (PRINT NAME)

                            REQUEST FOR WAIVER FORM

                                EQUITY ONE, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


Chief Financial Officer
Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

Telephone: (305) 947-1664
Fax Number: (305) 947-1734

INSTRUCTIONS
------------

This form is to be used only by Participants in the Equity One, Inc. Dividend Reinvestment and Stock Purchase Plan who are requesting a waiver from Equity One, Inc. to make an optional cash investment under the Plan in excess of $10,000. A new form must be completed each month the Participant wishes to make an optional cash investment in excess of $10,000. Equity One, Inc., in its sole discretion, may approve investments in excess of $10,000.

The Participant submitting this form hereby certifies that (i) the information contained herein is true and correct as of the date of this form; (ii) the Participant has received a copy of the Prospectus dated November __, 2004, relating to the Plan; and (iii) the Participant shall deliver a copy of this Request for Waiver (approved by Equity One, Inc.) to American Stock Transfer & Trust Company, the administrator of the Plan, no later than six business days prior to the applicable Investment Date together with an Authorization Form or a Broker and Nominee Form and the optional cash investment in good funds.


---------------------------------------------------     ----------------------
NAME OF PARTICIPANT (MUST MATCH PRINTED NAME BELOW)     SOCIAL SECURITY NUMBER


------------------------------------------------------------------------------
ADDRESS OF PARTICIPANT


$-------------------------------------------------         ------------------
OPTIONAL CASH INVESTMENT AMOUNT                            TODAY'S DATE


--------------------------------------------------    ------------------------
PARTICIPANT (SIGNATURE)                               PARTICIPANT (PRINT NAME)


==============================================================================
Approved by Equity One, Inc.




------------------------------------                  -------------------------
Name:                                                       Date:
Title:

Minimum Waiver Price, if any: $_________    Applicable Discount, if any: _____%

THIS REQUEST FOR WAIVER MAY NOT BE WITHDRAWN BY THE PARTICIPANT.
                            ---

                                     PART II


                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

     Set forth below is an estimate of the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the securities registered hereby.


Securities and Exchange Commission Registration Fee.........       $ 19,784.21
Legal Fees and Expenses.....................................       $ 15,000.00*
Accounting Fees and Expenses................................       $  5,000.00*
Miscellaneous...............................................       $  5,215.79*

Total.......................................................       $ 45,000.00*


===============================================================================

*Estimated

Item 15. Indemnification of Directors and Officers.

     The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law. This provision does not limit our ability, or our stockholders ability, to obtain other relief, such as an injunction or rescission.

     Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or any individual who, while serving as one of our directors, and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws also permit us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our employees or agents, or employees or agents of one of our predecessors.

     Maryland law requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law also permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon our receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

     We have entered into indemnification agreements with each member of our board of directors. The indemnification agreements require, among other things, that the Registrant indemnify to the fullest extent permitted by law and advance to each indemnified director all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, we must also indemnify and advance all expenses incurred by an indemnified director seeking to enforce his or her rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     Item 16. Exhibits

     The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by this reference.

     Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Miami Beach, State of Florida, on November 10, 2004.

                                By: EQUITY ONE, INC.


                                By: /s/ Chaim Katzman
                                    ---------------------------------------
                                    Chaim Katzman, Chairman and Chief
                                    Executive Officer



                            SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Chaim Katzman and Howard M. Sipzner, and each or any of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date:  November 10, 2004      /s/ Chaim Katzman
                              -----------------------------------------------
                              Chaim Katzman, Chairman and Chief Executive
                              Office (Principal Executive Officer)

Date:  November 10, 2004      /s/ Howard M. Sipzner
                              ------------------------------------------------
                              Howard M. Sipzner, Executive Vice President, Chief
                              Financial Officer and Principal Accounting Officer


Date:  November 10, 2004      /s/ Doron Valero
                              ------------------------------------------------
                              Doron Valero, President, Chief Operating Officer
                              and Director

Date:  November 10, 2004      /s/ Robert L. Cooney
                              ------------------------------------------------
                              Robert L. Cooney, Director


Date:  November 10, 2004      /s/ Patrick L. Flinn
                              ------------------------------------------------
                              Patrick L. Flinn, Director


                                       A8

Date:  November 10, 2004      /s/ Nathan Hetz
                              ------------------------------------------------
                              Nathan Hetz, Director


Date:  November 10, 2004      /s/ Peter D. Linneman
                              ------------------------------------------------
                              Peter D. Linneman, Director


Date:  November 10, 2004      ------------------------------------------------
                              Noam Ben-Ozer, Director


Date:  November 10, 2004
                              ------------------------------------------------
                              Shaiy Pilpel, Director



Date:  November 10, 2004      /s/ Dori Segal
                              ------------------------------------------------
                              Dori Segal, Director

                                  EXHIBIT INDEX


 5.1 Opinion of Venable LLP as to the legality of the securities to be issued
 8.1 Opinion of Greenberg Traurig, PA as to tax matters and REIT qualification
23.1     Consent of Venable LLP (included in Opinion filed as Exhibit 5.1)
23.2     Consent of Greenberg Traurig, PA (included in Opinion filed as
           Exhibit 8.1)
23.3     Consent of Deloitte & Touche LLP
24.1     Powers of Attorney (included on signature page)